EXHIBIT 99.1

Pamrapo Bancorp Raises Regular Quarterly Dividend

Wednesday February 23, 11:47 am ET

BAYONNE, NJ—(MARKET WIRE)—Feb 23, 2005 — Pamrapo Bancorp, Inc. (NasdaqNM:PBCI—News) today announced that its board of directors had voted to raise the regular quarterly dividend to 22 cents per share from 21 cents per share.

The dividend is payable on March 18, 2005 to shareholders of record on March 4, 2005.

This dividend declaration marks the sixteenth increase in the regular quarterly payout since dividends were initiated at a split-adjusted rate of 1.88 cents per share in the third quarter of 1991.

Separately, Pamrapo’s directors announced that the company’s annual meeting will be held on April 27, 2005. Shareholders of record on March 9, 2005 will be eligible to vote at the meeting.

Contact:

Contact:

Robert A. Hughes, C.P.A.

Vice President

201-339-4600